Exhibit 10.10

December 19, 2005

Rachel Silverstein

900 Euclid Street #208

Santa Monica, CA

Dear Rachel:

On behalf of Gamefly, Inc. (the “Company”), I am pleased to offer you the position of Vice President, Marketing at the Company. We look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.                                       Position.

a.               You will become the Vice President, Marketing of the Company, working out of the Company’s headquarters office in Los Angeles, California.

b.              You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from providing services to an serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.                                       Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company no later than January 9, 2006.

3.                                       Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.                                       Compensation.

a.                                       Base Salary. You will be paid a bi-weekly salary of $5384.61, which is equivalent to $140,000 on an annualized basis. Your salary will be payable every two weeks pursuant to the Company’s regular payroll policy.

b.                                      Annual Review. Your base salary will be reviewed at the end of each fiscal year as part of the Company’s normal salary review process.

c.                                       Bonus. You will be eligible for the Company’s cash bonus plan for the fiscal year commencing April 1, 2005, pro-rated for the remainder of this fiscal year.

5.                                       Stock Options.

a.                                       Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 100,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the following schedule: 25% of the Shares subject to the Option shall vest and become exercisable on the 12 month anniversary of the Vesting Commencement Date and 75% of the total number of Shares subject to the Option shall vest and become exercisable at a rate of 2.0833% times the total number of Shares each month thereafter for a total of 36 months.

b.                                      Subsequent Option Grants. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on Such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6.                                       Benefits.

a.                                       Insurance Benefits The Company will provide you with standard medical and vision insurance benefits effective from your Start Date. Dental insurance and flexible benefit account participation will become effective on the 1st day of the month following your Start Date while participation in the Company’s 401(k) savings plan is effective the 1st day of the month following your 6th month anniversary of your Start Date.

b.                                      Vacation. For CY2006, you will be entitled to three weeks paid vacation. In subsequent years, you will be entitled to two weeks paid vacation per year.

7.                                       Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement attached as Exhibit A (the “Confidentiality Agreement”), prior to or on your Start Date.

8.                                       Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

9.                                       At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

GAMEFLY, INC.

/s/ David Hodess
Signature

David Hodess
CEO

AGREED AND ACCEPTED:

/s/ Rachel Silverstein
Signature

Rachel Silverstein
Printed Name